Exhibit 10.13

Acknowledgement of Receipt of

2012 Executive Compensation, Benefit and

Severance Program

and Release of Claims for Severance

under 2011 Employment Agreement

This general release is required as a condition for receiving the compensation, benefits and severance described in the 2012 Executive Compensation, Benefit and Severance Program attached hereto. By executing this general release (“General Release”), you have advised us that you hold no claims for severance arising under any Employment Agreement (“Severance Provision”) between you and Community Choice Financial Inc. (the “Company”), any of its subsidiaries, direct or indirect, or any of their predecessors, successors or assigns, affiliates, shareholders or members and each of their respective officers, directors, agents and employees (collectively, the “Releasees”), and by execution of this General Release you agree to waive and release any such claims.

You understand and agree that this General Release will extend to all claims, demands, liabilities and causes of action of every kind, nature and description whatsoever, whether known, unknown or suspected to exist, which you ever had or may now have against the Releasees arising from the Severance Provision.

Based on executing this General Release, it is further understood and agreed that you covenant not to sue to challenge the enforceability of this General Release or the Severance Provision.

We also hereby advise you of your right to consult with legal counsel prior to executing a copy of this General Release.

Finally, this is to expressly acknowledge: You understand that you are not waiving any claims or rights that may arise after the date on which you execute this General Release.

I hereby state that I have carefully read this General Release and that I am signing this General Release knowingly and voluntarily with the full intent of releasing the Releasees from those claims set forth herein.

Date

2012 Executive Compensation, Benefit and Severance Program

1.                                      Eligible Executives:  This Program covers the Chief Executive Officer, President, Chief Compliance/Technical Officer, General Counsel and Chief Financial Officer (each an “Executive”) of Community Choice Financial Inc. (“Company”) provided that each has signed a waiver of and a release of all claims arising from or related to the severance provisions of any employment agreements entered into by any of them prior to December 31, 2011.

2.                                      Duties:  Each Executive’s duties shall be determined by the Chief Executive Officer and shall be in accordance with those duties that are normal, customary and consistent with the Executive’s title. Each Executive shall be permitted, to the extent such activities do not interfere with the performance by Executive of his/her duties and responsibilities hereunder, to (a) manage Executive’s personal, financial and legal affairs, (b) serve on charitable boards or committees, and (c) engage in community service, charitable activities and professional educational programs.

3.                                      Base Salary:  Each Executive’s annual base salary (“Base Salary”) shall be determined by the Compensation Committee of Community Choice Financial Inc.’s Board of Directors (“Committee”) and reflected in the Committee’s minutes.

4.                                      Bonus:  Each Executive shall be eligible for bonus payments equal to the following percentage of his/her respective Base Salary, payable annually (“Bonus”), upon meeting the bonus requirements set forth below:

Chief Executive Officer:	100%
President:	61%
Chief Compliance/Technology Officer:	60%
Chief Financial Officer:	60%
General Counsel:	55%

Bonus Requirements:  Each Executive shall have established goals and objectives applicable to his/her areas of responsibility, which, in the case of the CEO, shall be documented by the Chairman of the Compensation Committee and in the case of all other Executives shall be documented by the CEO. Payment of the Executive’s Bonus shall be contingent on the Executive meeting these goals and objectives.

5.                                      Business & Professional Expenses.  Each Executive shall be reimbursed for all normal and customary business, professional, licensing and continuing education expenses upon the presentation of appropriate documentation of same.

6.                                      Benefit Plans and Perquisites.  Each Executive shall be entitled to participate in and be covered under all employee benefit plans or programs for which he/she is eligible and which he/she elects including, without limitation, 401(k), vacation and medical, dental and life insurance. In addition, Executive may receive such other and further perquisites as the Committee might approve in its discretion. Such approved perquisites include: participation under the Company’s Aircraft Use Policy; payment of certain personal training expenses; allowance of an election to be paid out for, to defer payment into a health savings account and/or to roll over to subsequent years accrued and unused vacation time beyond what is permitted in the Company’s employee handbook; an automobile allowance, and, in the case of the President, payment of certain life insurance premiums.

7.                                      Termination.  An Executive’s employment may be terminated upon the following events:

a.                                      Death.  Executive’s employment shall terminate upon his/her death.

b.                                      Disability.  If, as a result of Executive’s incapacity due to physical or mental illness, Executive is unable to perform his/her duties for 180 consecutive days and, within 30 days after a Notice of Termination (as defined below), which Notice of Termination may not be given until the expiration of such consecutive 180 day period, is given to Executive, Executive has not returned to work (“Disability”).

c.                                       Cause.  The Company shall have the right to terminate Executive’s employment for Cause. “Cause” shall mean:

i.                                          Executive’s material failure to meet the duties and responsibilities reasonably assigned to the Executive and Executive’s failure to cure such breach within 20 days following written notice from the Board or the CEO to Executive of such failure;

ii.                                       Executive’s failure or refusal to comply, on a timely basis, with any lawful direction or instruction of the Board or the CEO;

iii.                                    Executive’s gross negligence or willful misconduct in the performance of his/her duties as an employee of the Company;

iv.                                   Executive’s commission of fraud, embezzlement, misappropriation of funds, breach of fiduciary duty or act of dishonesty against the Company;

v.                                      Executive’s conviction of a felony or entry by Executive of a plea of nolo contendre or a plea of guilty under an indictment to a felony; or

vi.                                   Executive’s habitual drug addiction or intoxication.

d.                                      Without Cause.  The Company shall have the right to terminate Executive’s employment without Cause by providing Executive with a Notice of Termination.

e.                                       Good Reason.  Any Executive may resign for “Good Reason” within 30 days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the following events:

i.                                          a reduction in Executive’s Base Salary, or non-timely payment of Base Salary or Bonus or benefits or other breach by the Company of the provisions of this Program that is not cured by the Company within 20 days of Executive’s written notice to the Company of such breach; or

ii.                                       a material diminution in Executive’s duties or responsibilities not cured by the Company within 20 days after written notice to the Company. For the purposes of this section, a “material diminution in Executive’s duties or responsibilities” shall not include a realignment or reorganization of executive responsibilities as the result of Company growth or contraction or the growth or contraction of the Company’s management team, but shall include the removal or withdrawal of substantially all of the Executive’s duties or responsibilities.

8.                                      Termination Procedure.

a.                                      Notice of Termination.  Any termination of Executive’s employment by the Company or resignation by Executive (other than termination by reason of death) shall be communicated by written Notice of Termination by one party to the other in writing at Executive’s home address on file with the Company or at Company’s principal office, and addressed to the Committee or the CEO. “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Policy relied upon.

b.                                      Termination Date.  “Termination Date” shall mean (i) if Executive’s employment is terminated by his/her death, the date of her death, (ii) if Executive’s employment is terminated for Disability, 30 days after Notice of Termination, and (iii) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given (subject to any cure periods) or any later date (within 30 days after the giving of such notice) set forth in such Notice of Termination.

9.                                      Compensation on Termination.  Upon the termination of Executive’s employment and subject to Executive executing a full release and a covenant not to sue for the benefit of the Company and all of its subsidiaries, officers, and directors, the Company shall provide Executive with the payments and benefits set forth below. Executive acknowledges and agrees that the payments set forth in this Policy constitute liquidated damages for termination of his/her employment.

a.                                      Termination upon Executive’s Disability.  If Executive’s employment is terminated by reason of Disability, then:

i.                                          Company shall pay to Executive (A) any accrued, but unpaid, Base Salary and vacation pay through the Termination Date, payable in accordance with the usual payroll practices of the Company, (B) any portion of the Executive’s Bonus that is determined to have otherwise been earned with respect to the fiscal year in which the Termination Date occurs (the “Termination Year”), payable in accordance with the Company’s usual bonus payment schedule, and (C) continued Base Salary and Continued Benefits (as defined below) until the earlier of (i) six months following the Termination Date or (ii) the date on which Executive becomes entitled to long-term disability benefits under the applicable plan or program of the Company, payable, in the case of Base Salary, in accordance with the usual payroll policies of the Company.

ii.                                       “Continued Benefits” means reimbursement of any premiums for continued group medical, dental and vision coverage for the Executive and/or the Executive’s eligible dependents under Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”), to the extent such amount exceeds the premium which Executive would have had to pay for coverage under such plan if he/she had remained an active employee. For the avoidance of doubt, any amounts reimbursed pursuant to this provision shall be treated as compensation.

b.                                      Termination upon Executive’s Death.  If Executive’s employment terminates due to Executive’s death, then:

i.                                          The Company shall pay to Executive’s beneficiary, (A) any accrued, but unpaid Base Salary and Bonus through the Termination Date, payable within 10 days of the Termination Date, and (B) any accrued but unpaid vacation pay through the Termination Date, payable within 30 days of the Termination Date.

ii.                                       The Company shall provide Executive’s spouse and dependents with Continued Benefits for 12 months.

c.                                       Termination by the Company without Cause or Resignation by Executive for Good Reason.  Subject to Executive’s execution, within 60 days of his or her termination of employment, and effectiveness of a general release of all claims (the “Release”) and the expiration of any applicable revocation period during such 60 day period without revocation of the Release and Executive’s execution, within 60 days of his or her termination of employment, of a Non-Competition Agreement effective for the period of time that Executive will receive the Severance Payments set forth herein in the event that Executive is terminated without Cause or resigns for Good Reason, the Company shall pay to Executive (A) any accrued, but unpaid, Base Salary and vacation pay through the Termination Date, payable as soon as practicable in accordance with the usual payroll practices of the Company, (B) any portion of the Executive’s Bonus that is determined to have otherwise been earned with respect to the Termination Year, payable in accordance with the Company’s usual bonus payment schedule, (C) Base Salary and Continued Benefits, in accordance with the Company’s usual payroll practices, as follows:

i.                                          For the Chief Executive Officer: two times his annual Base Salary payable over a two year period;

ii.                                       For the President: one and one-half times his annual Base Salary payable over a one and one-half year period; and

iii.                                    For the Chief Compliance/Technology Officer, Chief Financial Officer and General Counsel: one times Base Salary payable over a one year period.

d.                                      Termination by the Company without Cause or Resignation by the Executive for Good Reason Coupled with a Change in Control.

i.                                          A “Change in Control” for the purposes of this Policy shall mean: (i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any person or entity that Person other than its current shareholders, their affiliates and/or the Company’s current management or (ii) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of 50% or more of the total voting stock of the Company or any parent of the Company, unless same is incident to an initial public offering of the Company’s or any affiliate’s stock.

ii.                                       Subject to Executive’s execution, within 60 days of his or her termination of employment, and effectiveness of the Release and the expiration of any applicable revocation period during such 60 day period without revocation of the Release and his/her execution, within 60 days of his or her termination of employment, of a Non-Competition Agreement effective for the period of time that Executive will receive the Enhanced Severance Payments set forth herein, in the event that Executive is terminated without Cause within 180-days before or two-years after a Change in Control or if Executive resigns for Good Reason within 180-days before or two-years after a Change in Control, the Company shall pay to Executive (A) any accrued, but unpaid, Base Salary and vacation pay through the Termination Date, payable as soon as practicable in accordance with the usual payroll practices of the Company, (B) a pro rata payment of the Executive’s Bonus for the Termination Year, payable in accordance with the Company’s usual bonus payment schedule, (C) Base Salary and Continued Benefits, in accordance with the Company’s usual payroll practices, as follows:

1.                                      For the Chief Executive Officer: three times his annual Base Salary payable over a three year period;

2.                                      For the President: three times his annual Base Salary payable over a three year period; and

3.                                      For the Chief Compliance/Technology Officer, Chief Financial Officer and General Counsel: two times Base Salary payable over a two year period.

e.                                       Release and Non-Competition Agreement and Payment Timing.  The payments owed to an Executive under Section 9.c or 9.d will commence on the first payroll date following the date on which the Executive has executed an effective Release and Non-Compete Agreement and any revocation period has expired without Executive revoking the Release in accordance with Sections 9.c and 9.d; provided that if the 60-day period during which Executive must sign the Release and Non-Competition Agreement commences in one calendar year and ends in another, any payments owed to Executive pursuant to Section 9.c. or 9.d will commence in the second calendar year. If any payments are not made under Section 9.c or 9.d because the Release and Non-Compete Agreement have not been signed and any applicable revocation period has not expired or because of the delay required by the preceding sentence, the first payment of the amounts owed under Section 9.c or 9.d will include all amounts that would have been paid by the payroll date for that first payment if the payments had begun effective immediately following the Termination Date.

f.                                        Termination by the Company for Cause or upon Resignation without Good Reason by Executive.  If Executive’s employment is terminated by the Company for Cause or Executive resigns without Good Reason then the Company shall pay Executive his/her accrued, but unpaid Base Salary and any accrued but unpaid vacation pay, through the Termination Date, payable in accordance with the usual payroll policies of the Company as soon as practicable following the Termination Date.

10.                               Indemnification.  Executive shall be entitled to such indemnification under the terms of the Company’s Articles and/or Code of Regulations and such other liability insurance as the Company may purchase for its directors and officers from time-to-time.

11.                               Compliance with Section 409A.

a.                                      Any amounts payable under this Program and the Company’s exercise of authority or discretion hereunder are intended to either comply with or be exempt from the provisions of Section 409A of the Internal Revenue Code (“Section 409A”) so as not to subject Executive to the payment of the additional tax, interest and any tax penalty which may be imposed under Section 409A. Each payment under this Program is intended to be a “separate payment” and not of a series of payments for purposes of Section 409A. Notwithstanding the anything to the contrary, no particular tax result for Executive with respect to any income recognized by Executive in connection with this Program is guaranteed.

b.                                      Notwithstanding any provisions of this Program to the contrary, if an Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to policies adopted by the Company) at the time of Executive’s separation from service (within the meaning of Section 409A) and if any portion of the payments or benefits to be received by the Executive upon his or her separation from service would be considered deferred compensation under Section 409A, then, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts or benefits that would otherwise be payable or provided pursuant to this Program during the six-month period immediately following the Executive’s separation from service will instead be paid or made available on the earlier of (i) the first day of the seventh month following the date of the Executive’s separation from service and (ii) the Executive’s death.

c.                                       To the extent any reimbursement or in-kind benefit provided under the Program is nonqualified deferred compensation within the meaning of Section 409A (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (ii) the reimbursement of an eligible expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

d.                                      A termination of employment (including a resignation) shall not be deemed to have occurred for purposes of any provision of this Program providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Section 409A).